AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

AMENDMENT TO INVESTMENT ADVISORY AGREEMENT, effective as of May 4, 2005, by and between JULIUS BAER INVESTMENT FUNDS, a business trust established under the laws of The Commonwealth of Massachusetts (the "Fund"), and JULIUS BAER INVESTMENT MANAGEMENT LLC, a corporation organized under the laws of the state of Delaware (the "Adviser").

         WHEREAS, the Fund and the Adviser entered into an Investment Advisory Agreement, dated October 2, 2002, as amended from time to time (the "Investment Advisory Agreement"); and

         WHEREAS, the Fund and the Adviser desire to amend the Investment Advisory Agreement to include Julius Baer International Equity Fund II on Appendix A;

         NOW, THEREFORE, in consideration of the premises set forth herein, the parties agree as follows:

         1. Amendments. Exhibit A to the Investment Advisory Agreement is hereby amended, as attached hereto, to add the Julius Baer International Equity Fund II.

         2. Miscellaneous. Except as amended hereby, the Investment Advisory Agreement shall remain in full force and effect. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective duly authorized officers as of the day and year first written above.


JULIUS BAER INVESTMENT FUNDS        JULIUS BAER INVESTMENT
                                    MANAGEMENT LLC


By: /s/ Craig Giunta                By: /s/ Anthony Williams
    --------------------                -----------------------

Name:  Craig Giunta                 Name:  Anthony Williams
       -----------------                   ----------------------

Title: Chief Financial Officer      Title: Senior Vice President
       -------------------------           ------------------------

                                AMENDED EXHIBIT A
                                     TO THE
                          JULIUS BAER INVESTMENT FUNDS
                          INVESTMENT ADVISORY AGREEMENT



         This Exhibit A amended as of March 16, 2005, to be effective as of May 4, 2006, is Exhibit A to the Investment Advisory Agreement, dated as of October 2, 2002, between Julius Baer Investment Management LLC and Julius Baer Investment Funds.


                                         FEE
                                    (AS A PERCENTAGE           EFFECTIVE DATE
NAME OF FUND                        OF NET ASSETS)             OF AGREEMENT
------------                        ----------------           -----------------
Global High Yield Fund                   .75%                  November 1, 2002
International Equity Fund                .90%                  February 28, 2003
Total Return Bond Fund                   .45%                  February 28, 2003
International Equity Fund II             .90%                  May 4, 2005